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                                                                       EXHIBIT 8

                                Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                          Richmond, Virginia 23219-4074


                                 April 23, 2002

United Dominion Realty Trust, Inc.
400 East Cary Street
Richmond, Virginia  23219

                       United Dominion Realty Trust, Inc.
                       ----------------------------------
                                Qualification as
                                ----------------
                          Real Estate Investment Trust
                          ----------------------------

Ladies and Gentlemen:

          We have acted as counsel to United Dominion Realty Trust, Inc., a Virginia corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission on April 17, 2002 (the "Registration Statement") with respect to the offer and sale from time to time of up to 12,307,692 shares (the "Secondary Shares") of the common stock, par value $0.01 per share, of the Company by the selling shareholder named in the prospectus contained as a part of the Registration Statement (the "Prospectus"). You have requested our opinion on certain United States ("U.S.") federal income tax matters.

          The Company is an equity real estate investment trust ("REIT") that currently owns equity interests in 277 apartment communities. The Company owns the apartment communities both directly and through qualified REIT subsidiaries ("QRSs") and subsidiary partnerships, joint ventures, and limited liability companies (collectively, the "Subsidiary Partnerships").

          In connection with the opinion rendered below, we have examined and relied on the accuracy of the following:

1.   the Prospectus;

2. the Articles of Incorporation and Bylaws of the Company, both as amended through the date hereof;

3. the Third Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., a Virginia limited partnership ("UDRLP"), dated as of December 4, 1998 (the "UDRLP Partnership Agreement"), among the Company, as general partner, and several limited partners, as amended through the date hereof;

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4.   the Second Amended and Restated Agreement of Limited Partnership of
Heritage Communities L.P., a Delaware limited partnership ("Heritage" and, together with UDRLP, the "Operating Partnerships"), dated as of September 18, 1997, as amended through the date hereof (the "Heritage Partnership Agreement" and, together with the UDRLP Partnership Agreement, the "Operating Partnership Agreements");

5. the partnership agreement or operating agreement (together with the Operating Partnership Agreements, the "Partnership Agreements") of the Subsidiary Partnerships other than the Operating Partnerships;

6. the taxable REIT subsidiary elections for each of UDR Trillium Holdings, Inc., Realeum, Inc., United Dominion Residential Ventures, LLC, and United Dominion Residential, Inc. (together, the "TRSs");

7. the Company's U.S. federal income tax returns for taxable years 1998, 1999, and 2000;

8. the prospectus for the Company's Dividend Reinvestment and Stock Purchase Plan dated June 1, 2000;

9. the letter ruling from the U.S. Internal Revenue Service (the "Service") to the Company dated December 21, 1989, regarding the characterization of certain amounts received by the Company from its rental properties (the "1989 Letter Ruling"); and

10. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

          In connection with the opinion rendered below, we have assumed generally that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. the Company qualified as a REIT for its 1993 taxable year and all prior taxable years;

3. during its 2002 taxable year and future taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated April 15, 2002 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

4. the Company will not make any amendments to its organizational documents or to the Partnership Agreements after the date of this opinion letter that would affect its qualification as a REIT for any taxable year;

5. each partner or member of the Operating Partnership and the Subsidiary Partnerships (each, a "Partner") that is a corporation or other entity has a valid legal existence;

6. each Partner has full power, authority, and legal right to enter into and to perform the terms of the applicable Partnership Agreement and the transactions contemplated thereby;

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7.   no action will be taken by the Company, the QRSs, the Operating
Partnerships, the Subsidiary Partnerships, the Partners, or the TRSs after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based; and

8. the 1989 Letter Ruling has not been and will not be revoked or modified by the Service.

          In connection with the opinions rendered below, we also have assumed the correctness of the factual representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Service, or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.

          Based on the documents and the assumptions set forth above and the representations set forth in the Officer's Certificate, we are of the opinion that:

          (a) the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years ended December 31, 1998 through December 31, 2001, and its current organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2002 and thereafter; and

          (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" are correct in all material respects and the discussions thereunder fairly describe the U.S. federal income tax considerations that are likely to be material to a holder of the Secondary Shares.

          We will not review the Company's compliance with the documents or assumptions set forth above or the representations set forth in the Officer's Certificate on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2002 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

          The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams under the caption "Federal Income Tax Consequences of Our Status as a REIT" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

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          The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                                     Very truly yours,



                                                     /s/ Hunton & Williams